[EXHIBIT 99.1]

[CITIZENS FINANCIAL GROUP, INC. LOGO]
NEWS RELEASE                                  MEDIA MAY CONTACT:
FOR IMMEDIATE RELEASE                         Barbara Cottam
August 31, 2004                               Senior Vice President
                                              401-456-7849

                                              CHARTER ONE INVESTORS MAY CONTACT:
                                              Ellen Batkie - Charter One
                                              Investor Relations
                                              800-262-6301

           CITIZENS FINANCIAL GROUP COMPLETES CHARTER ONE ACQUISITION TRANSACTION MAKES CITIZENS ONE OF THE TOP U.S. BANK HOLDING COMPANIES

PROVIDENCE, R.I. - Citizens Financial Group, Inc. (Citizens) announced it has completed its transaction to acquire Charter One Financial, Inc. (NYSE:CF) today. The acquisition extends Citizens' retail and commercial banking into six additional states. At the close of the transaction, Citizens became the 12th largest commercial bank holding company in the United States with more than $131 billion in assets, and the ninth largest in deposits with more than $88 billion.

The acquisition, which was announced on May 4, brought the Cleveland-based Charter One franchise to Citizens for a purchase price of $44.50 in cash for each share of common stock or approximately $10.5 billion.

"This is a significant transaction for Citizens. It brings us to the Midwest, and expands our presence in New England and the Mid-Atlantic," said Lawrence K. Fish, Chairman, President and CEO of Citizens Financial Group, Inc. "We look forward to bringing to thousands of new customers Citizens' successful model of outstanding customer service and strong commitments to our communities and employees."

Beginning September 1, 2004, customers of both Citizens Bank and Charter One can use nearly 2,700 Citizens Bank and Charter One ATMs in 13 states to make cash withdrawals without incurring ATM fees. Charter One customers may also continue to bank as usual by phone, ATM, online or at a branch.

ABOUT CITIZENS FINANCIAL GROUP
------------------------------
As of the Charter One Financial acquisition on August 31, 2004, Citizens Financial Group, Inc. is a $131 billion commercial bank holding company. It is headquartered in Providence, R.I., and has more than 1,530 offices, approximately 2,700 ATMs and approximately 24,000 employees in 13 states. It operates in Connecticut, Delaware, Illinois, Indiana, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and Vermont. Citizens is the 12th largest commercial banking company in the United States in asset size and ninth when ranked by deposits. Citizens is owned by The Royal Bank of Scotland Group plc. The Citizens Web site is www.citizensbank.com.

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